Exhibit 99.1
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Declares Dividends and
Approves 2010 Capital Spending Plan

Clinton, Connecticut, November 23, 2009 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) today announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.2275 per common share payable on December 15, 2009 for shareholders of record as of December 1, 2009. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.91. The Company’s annual dividend yield at Friday’s stock market closing price is about 4%. Connecticut Water has paid quarterly dividends on common stock since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 40 years.

The Board of Directors approved a $25.8 million Capital Spending Plan for 2010. According to Eric W. Thornburg, Connecticut Water’s President and CEO, about half, or $13 million, of the 2010 capital spending plan targets pipeline replacement. Mr. Thornburg stated, “We remain committed to enhancing water quality, reliability of service and conservation. Replacing old pipe reduces the amount of water lost to leakage, conserving not only water but the power and chemicals used to treat that water. It also enhances water quality, and creates construction jobs through local contractors in the communities we serve.”

Connecticut Water’s Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on January 18, 2010, for shareholders of record as of January 4, 2010, and a quarterly cash dividend of $0.225 on Preferred 90 shares (OTCBB:CTWSP) on February 1, 2010, for shareholders of record as of January 18, 2010.

The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders, employees and residential customers of Connecticut Water. Additional information about the DRIP and the plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630, Ext. 3016